Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS THIRD QUARTER 2020 RESULTS

•	Provides Update on Operational Achievements

•	Announces 2021- 2025 Capital Plan

•	Provides Update on Pandemic

•	Maintains Strong Liquidity

DALLAS (November 5, 2020) — Oncor Electric Delivery Company LLC (“Oncor”) today reported three months ended September 30, 2020 net income of $258 million compared to net income of $263 million in the third quarter of 2019. The $5 million period over period decrease was primarily driven by unfavorable weather and increases in operating costs and expenses attributable to ongoing invested capital, including depreciation and amortization, interest expense and taxes other than income, partially offset by increases in revenues from rate updates to reflect greater invested capital.

“Despite the impacts of unfavorable weather, we turned in a strong third quarter performance, maintained a round-the-clock operational tempo, and broke new ground in terms of how we raise capital with the issuance of our inaugural sustainable bond,” said Oncor CEO Allen Nye. “Today we are also announcing a new capital plan that will see Oncor invest $12.2 billion over the next five years. We are proud that our diverse, vibrant service territory continues to see increased premise and load growth even in the face of the economic effects of COVID-19. We continue to believe that Texas is not only one of the best places to invest in America, but that it will also help lead the national economic comeback.”

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Oncor’s net income of $565 million in the nine months ended September 30, 2020 compared favorably to net income of $518 million in the nine months ended September 30, 2019. The $47 million period over period improvement was driven by increases in revenues from rate updates to reflect increases in invested capital, customer growth, assets acquired in the InfraREIT acquisition and favorable changes in other deductions and income, partially offset by operating costs and expenses attributable to ongoing invested capital, including depreciation and amortization, interest expense and taxes other than income.

Oncor’s total distribution base revenues in the three and nine months ended September 30, 2020 as compared to the prior year periods decreased 0.7% (an increase of 4.6% on a weather normalized basis) and increased 0.9% (3.7% on a weather normalized basis), respectively. The change in Oncor’s total distribution base revenues for the third quarter of 2020 included a 2.8% decrease in distribution base revenues from residential customers (an increase of 7.1% on a weather normalized basis) and a 0.2% decrease in distribution base revenues from large commercial and industrial customers as compared to 2019. Oncor’s total distribution base revenues in the nine months ended September 30, 2020 included an increase of 0.3% in distribution base revenues from residential customers (an increase of 6.1% on a weather normalized basis) and a 0.7% decrease in distribution base revenues from large commercial and industrial customers as compared to 2019. Financial and operational results are provided in Tables A, B, C and D below.

Operational Highlights

Despite the complications of the pandemic, Oncor’s 4,335 employees continued to work efficiently and safely. In the third quarter of 2020 Oncor surpassed 8 million hours worked without experiencing a lost time injury.

Additionally, improved reliability of service continues to be a major focus for Oncor. For the industry’s primary benchmark for reliability, System Average Interruption Duration Index (SAIDI-nonstorm), Oncor improved significantly in the 12 months ended September 30, 2020 compared to the 12 months ended September 30, 2019. On average, Oncor’s customers saw seven less minutes of outage over the year – an improvement of approximately 8%.

In the third quarter of 2020, Oncor completed a significant transmission project in far West Texas adding an additional 88 circuit miles of 345kV as part of the several planned transmission projects for the summer of 2020, including approximately 270 miles of greenfield and brownfield transmission lines and 27 major substation projects totaling approximately $700 million in capital expenditures.

Oncor has also been active on environmental, social and governance (ESG) matters in 2020, earning a third party ESG rating that ranked in the top 7% of rated electric utilities. In September, Oncor issued $450 million of its 0.55% Senior Secured Notes due 2025 pursuant to its sustainable bond framework that is administered by the Oncor Sustainable Finance Committee. Oncor intends to use the proceeds from the bond issuance to finance or

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refinance expenditures with minority- and women-owned business suppliers. Supporting businesses owned by historically under-represented groups has been a long-standing commitment of Oncor. Oncor spent approximately $300 million with minority- and women-owned business partners in 2019.

Capital Expenditure Plan

Today, Oncor is announcing its 2021–2025 capital plan. Oncor and its subsidiaries now expect capital expenditures of $2.4 billion in 2021 and $2.4 billion to $2.5 billion in each of the years 2022 through 2025, for an aggregate of approximately $12.2 billion during the 2021-2025 period. The approximately $300 million increase over the previous 2020-2024 capital plan is attributable to new growth capital required across Oncor’s system, increased maintenance on the transmission system, including investments to enhance the safety and reliability of Oncor’s service, and continued investment in technology and innovation. Approximately 97% of Oncor’s capital expenditures are recoverable in rates through trackers.

Oncor’s continued robust capital expenditure plan is in large part driven by continued growth across its service territory despite the economic impacts of the COVID-19 pandemic. Oncor serves many of the country’s fastest growing cities and counties. Since 2018, Oncor has seen approximately 2% year over year premises growth and expects this to continue, especially in the Dallas/Ft. Worth region. In the three- and nine-month periods ended September 30, 2020, Oncor connected approximately 21,000 and 59,000 additional premises, respectively. During the nine months ended September 30, 2020, Oncor spent $1.947 billion of its $2.5 billion planned 2020 capital expenditures.

Oncor also continues to see demand for new capital expenditures in West Texas. Despite the slowdown in oil and gas production earlier this year, Oncor continues to receive requests for interconnections across West Texas, including the Permian and Delaware Basins. Additionally, West Texas and the Panhandle of Texas continue to see increased renewable energy growth, with solar and wind accounting for approximately 79% of all new generation under study at ERCOT. As a result, Oncor is on pace to surpass the number of new requests for transmission interconnections it received in 2019, which is predominantly driven by an increase in utility scale solar generation activity.

Pandemic Update

To date, the COVID-19 pandemic has not had a material adverse impact on Oncor’s business, financial condition, or results of operations. Usage from commercial and industrial customers decreased modestly for the three and nine months ended September 30, 2020 as compared to the same periods in 2019, which Oncor believes is largely due to the effects of the pandemic. For the three and nine months ended September 30, 2020 as compared to the same period in 2019, residential usage was greater than it otherwise would have been, which Oncor believes is primarily due to increases in the number of residential customers staying at home during the

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pandemic. Revenue from the increase in residential usage has substantially offset the revenue decline from the commercial and industrial usage decrease for the three and nine months ended September 30, 2020.

In March, the Public Utility Commission of Texas (“PUCT”) established the COVID-19 Electricity Relief Program (“ERP”) to aid certain residential customers unable to pay their electricity bills due to the impact of COVID-19. Customer enrollment in the ERP closed on August 31, 2020, and financial assistance under the program was available to enrolled residential customers for electricity bills issued on or after March 26, 2020 through September 30, 2020. Through September 30, 2020, the program aided over 70,000 residential premises (approximately 2.2% of Oncor’s active residential premises) in Oncor’s service territory. To date, Oncor has reimbursed market participants approximately $32 million and has billed approximately $22 million. Based on billing activity through September 30, 2020, the last eligible billing day under the ERP, Oncor expects reimbursements under the ERP to total $38 million (including $18 million of reimbursements to Oncor for electricity delivery charges). Oncor expects to continue to collect amounts under the tariff rider surcharge until it either collects amounts equal to the reimbursements paid pursuant to the ERP or is otherwise ordered to stop by the PUCT.

Ample Liquidity

Oncor’s available liquidity consisting of cash on hand and available credit capacity as of September 30, 2020, totaled $2.136 billion. Oncor expects cash flows from operations, as well as availability under its credit facility and commercial paper program, to provide sufficient liquidity to fund current obligations, projected working capital requirements, maturities of long-term debt and capital spending for at least the next twelve months. On November 2, 2020, Oncor entered into an amendment to its credit facility that extended its maturity to November 17, 2023.

Sempra Energy Internet Broadcast Today

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET, which will include discussion of third quarter 2020 results and other information relating to Oncor. Oncor Chief Executive Allen Nye will also participate in the broadcast. Access is available by logging onto Sempra Energy’s website, sempra.com. An accompanying slide presentation will also be posted at sempra.com. For those unable to participate in the live webcast, a replay of Sempra Energy’s call will be available a few hours after its conclusion on Sempra Energy’s website or by dialing (888) 203-1112 and entering passcode 8857186.

Oncor’s Quarterly Report on Form 10-Q for the period ended September 30, 2020 will be filed with the U.S. Securities and Exchange Commission after Sempra Energy’s conference call and once filed, will also be available on Oncor’s website, oncor.com.

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Oncor Electric Delivery Company LLC

Table A – Condensed Statements of Consolidated Net Income

Three and Nine Months Ended September 30, 2020 and 2019; $ millions

	Q3 ‘20	Q3 ‘19	YTD ‘20	YTD ‘19
Operating revenues	$1,232	$1,211	$3,394	$3,268

Operating expenses:
Wholesale transmission service	245	245	723	759
Operation and maintenance	232	222	676	647
Depreciation and amortization	200	186	589	536
Provision in lieu of income taxes	51	55	118	111
Taxes other than amounts related to income taxes	142	134	399	377

Total operating expenses	870	842	2,505	2,430

Operating income	362	369	889	838
Other deductions and (income)—net	5	14	28	56
Nonoperating benefit in lieu of income taxes	(3)	(5)	(9)	(12)
Interest expense and related charges	102	97	305	276

Net income	$258	$263	$565	$518

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Oncor Electric Delivery Company LLC

Table B – Condensed Statements of Consolidated Cash Flows

Nine Months Ended September 30, 2020 and 2019; $ millions

	YTD ‘20	YTD ‘19
Cash flows — operating activities:
Net income	$565	$518
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	649	599
Provision in lieu of deferred income taxes—net	15	40
Other – net	(1)	(2)
Changes in operating assets and liabilities:
Regulatory accounts related to reconcilable tariffs	57	(58)
Other operating assets and liabilities	(212)	(323)

Cash provided by operating activities	1,073	774

Cash flows — financing activities:
Issuances of long-term debt	1,810	2,460
Repayment of long-term debt	(701)	(742)
Proceeds from business acquisition bridge loan	—	600
Repayment of business acquisition bridge loan	—	(600)
Payment of acquired entity credit facilities	—	(114)
Net change in short-term borrowings	(39)	(813)
Capital contributions from members	261	1,540
Distributions to members	(274)	(213)
Debt discount and financing costs – net	(48)	(41)

Cash provided by financing activities	1,009	2,077

Cash flows — investing activities:
Capital expenditures	(1,947)	(1,539)
Business acquisition	—	(1,324)
Expenditures for third party in joint project	(49)	—
Reimbursement from third party in joint project	40	—
Other – net	15	19

Cash used in investing activities	(1,941)	(2,844)

Net change in cash and cash equivalents	141	7
Cash and cash equivalents — beginning balance	4	3

Cash and cash equivalents — ending balance	$145	$10

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Oncor Electric Delivery Company LLC

Table C – Consolidated Balance Sheets

At September 30, 2020 and December 31, 2019; $ millions

	At 9/30/20	At 12/31/19
ASSETS
Current assets:
Cash and cash equivalents	$145	$4
Trade accounts receivable – net	789	661
Amounts receivable from members related to income taxes	—	3
Materials and supplies inventories — at average cost	150	148
Prepayments and other current assets	107	96

Total current assets	1,191	912
Investments and other property	134	133
Property, plant and equipment – net	20,759	19,370
Goodwill	4,740	4,740
Regulatory assets	1,731	1,775
Operating lease ROU, third party joint project and other assets	197	106

Total assets	$28,752	$27,036

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$7	$46
Long-term debt due currently	463	608
Trade accounts payable	378	394
Amounts payable to members related to income taxes	30	22
Accrued taxes other than amounts related to income taxes	214	236
Accrued interest	103	83
Operating lease and other current liabilities	257	237

Total current liabilities	1,452	1,626
Long-term debt, less amounts due currently	9,228	8,017
Liability in lieu of deferred income taxes	1,888	1,821
Regulatory liabilities	2,880	2,793
Employee benefit obligations	1,731	1,834
Operating lease, third party joint project and other obligations	241	146

Total liabilities	17,420	16,237

Commitments and contingencies
Membership interests:
Capital account—number of units outstanding 2020 and 2019 – 635,000,000	11,489	10,938
Accumulated other comprehensive loss	(157)	(139)

Total membership interests	11,332	10,799

Total liabilities and membership interests	$28,752	$27,036

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Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Three and Nine Months Ended September 30, 2020 and 2019; mixed measures

	Q3 ‘20	Q3 ‘19	YTD ‘20	YTD ‘19
Operating statistics:
Electric energy volumes (gigawatt-hours):
Residential	14,739	15,588	35,158	35,778
Commercial, industrial, small business and other	24,345	25,246	65,384	66,684

Total electric energy volumes	39,084	40,834	100,542	102,462

Reliability statistics (a):
System Average Interruption Duration Index (SAIDI) (nonstorm)			81.8	89.0
System Average Interruption Frequency Index (SAIFI) (nonstorm)			1.3	1.3
Customer Average Interruption Duration Index (CAIDI) (nonstorm)			65.0	68.7
Electricity distribution points of delivery (based on number of active meters)—end of period and in thousands			3,744	3,673

(a)

SAIDI is the average number of minutes electric service is interrupted per consumer in a year. SAIFI is the average number of electric service interruptions per consumer in a year. CAIDI is the average duration in minutes per electric service interruption in a year. The statistics presented are based on twelve months ended September 30, 2020 and 2019 data.

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Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest distribution and transmission system in Texas, delivering power to more than 3.7 million homes and businesses and operating more than 139,000 miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra Energy, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

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Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements in this news release, other than statements of historical facts (often, but not always, through the use of words or phrases such as ”expects,” “estimates,” “projected,” “intends,” “plans,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “should,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. They involve risks, uncertainties and assumptions. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: legislation, governmental policies and orders and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; weather conditions and other natural phenomena; health epidemics and pandemics, including the evolving COVID-19 pandemic and its impact on Oncor’s business and the economy in general; acts of sabotage, wars or terrorist or cyber security threats or activities; economic conditions, including the impact of a recessionary environment; unanticipated population growth or decline, or changes in market demand and demographic patterns; changes in business strategy, development plans or vendor relationships; unanticipated changes in interest rates or rates of inflation; unanticipated changes in operating expenses, liquidity needs and capital expenditures; inability of various counterparties to meet their financial obligations to us, including failure of counterparties to perform under agreements; general industry trends; hazards customary to the industry and the possibility that we may not have adequate insurance to cover losses resulting from such hazards; changes in technology used by and services offered by us; significant changes in our relationship with our employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and retiree benefits, and future funding requirements related thereto; significant changes in critical accounting policies material to us; commercial bank and financial market conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds in the capital markets and the potential impact of disruptions in U.S. credit markets; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; financial restrictions under our revolving credit facility, term loan agreements, note purchase agreements, and indentures governing our debt instruments; our ability to generate sufficient cash flow to make interest payments on our debt instruments; actions by credit rating agencies; and our ability to effectively execute our operational strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events.

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